SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

Proxy  Statement  Pursuant to Section 14 (a) of the  Securities  Exchange Act of
1934

Filed by the Registrant                      /X/
Filed by a Party other than the Registrant   / /

Check the appropriate box:

/  / Preliminary Proxy Statement
/  / Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-16(e) (2) )
/X / Definitive Proxy Statement
/  / Definitive Additional Materials
/  / Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                             AmBase Corporation
               (Name of Registrant as Specified in its Charter)

                             AmBase Corporation
                  (Name of Person (s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/  / $500 per each part to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/  / Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined.):

--------------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction.

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5) Total fee paid:

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/ / Check box if any part of the fee is offset as provided by Exchange Rule 0-11
    (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

   1) Amount previously paid:  _________________________________________________
   2) Form, Schedule or Registration Statement No.  ____________________________
   3) Filing party:  ___________________________________________________________
   4) Date filed:  _____________________________________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1996


The 1996 Annual Meeting of Stockholders of AmBase Corporation (the "Company") will be held at the Cole Auditorium, Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Friday, May 17, 1996, at 9:00 a.m., Eastern Daylight Time, to consider and act upon the following matters:

     1. The election of two directors each to hold office for a three-year term expiring in 1999;

     2. The approval of the appointment of Price Waterhouse LLP as the independent accountants of the Company for the year ending December 31, 1996;

and such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on Friday, March 29, 1996 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the prepaid envelope provided, as soon as possible, so your shares can be voted at the meeting in accordance with your instructions. Your vote is important no matter how many shares you own. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before your proxy is voted. Your prompt cooperation is greatly appreciated.

All stockholders are cordially invited to attend the Annual Meeting.




                                             By Order of the
                                             Board of Directors




                                             -------------------------
                                             Michael T. Carenzo
                                             Secretary


Greenwich, CT
March 29, 1996

                              AMBASE CORPORATION
                        GREENWICH OFFICE PARK, BLDG. 2
                               51 WEAVER STREET
                           GREENWICH, CT 06831-5155


                       ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 17, 1996


                               PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AmBase Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Cole Auditorium, Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, at 9:00 a.m., Eastern Daylight Time, on Friday, May 17, 1996, and at any adjournments thereof. This Proxy Statement and the accompanying proxy are being mailed to stockholders commencing on or about March 29, 1996.

Shares represented by a duly executed proxy in the accompanying form received by the Company prior to the Annual Meeting will be voted at the meeting in accordance with instructions given by the stockholder in the proxy. Any stockholder granting a proxy may revoke it at any time before it is exercised by granting a proxy bearing a later date, by giving notice in writing to the Secretary of the Company or by voting in person at the meeting.

At the Annual Meeting, the stockholders will be asked to re-elect Richard A. Bianco and John B. Costello as directors each to serve a three-year term ending in 1999 and to approve the appointment of Price Waterhouse LLP as independent accountants of the Company for the year ending December 31, 1996. The persons acting under the accompanying proxy have been designated by the Board of Directors and, unless contrary instructions are given, will vote the shares represented by the proxy (i) for the election of the nominees for directors named above and (ii) for the approval of the appointment of Price Waterhouse LLP as the Company's independent accountants.

The close of business on Friday, March 29, 1996, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, the Company had 44,533,519 outstanding shares of Common Stock (excluding treasury stock), each of which entitles the holder to one vote on each matter presented to the Annual Meeting. Only the holders of record of Common Stock at the close of business on March 29, 1996, are entitled to vote on the matters presented at the Annual Meeting. A plurality vote of the holders of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting is required for the election of the directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting is necessary for the approval of Price Waterhouse LLP as independent accountants.

Abstentions, votes withheld and shares not voted, including broker non-votes, are not included in determining the number of votes cast for the election of directors and the approval of Price Waterhouse LLP as independent accountants. Abstentions, votes withheld and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

                             RECENT DEVELOPMENTS

On December 28, 1995, Ronald J. Burns resigned as a director of the Company. He continues to serve as President of Augustine Asset Management, Inc. ("Augustine") an investment management firm located in Jacksonville, Florida and a majority-owned subsidiary of the Company since November 10, 1993.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

In accordance with the method of electing directors by class with terms expiring in different years, as required by the Company's Restated Certificate of Incorporation, two directors will be elected at the Company's 1996 Annual Meeting of Stockholders to hold office until the Company's 1999 Annual Meeting of Stockholders. Each director will serve until his successor shall be elected and shall qualify.

The persons named below have been nominated for these directorships. The nominees are directors, now in office, and have indicated a willingness to accept re-election. It is intended that at the Annual Meeting the shares represented by the accompanying proxy will be voted for the election of these nominees, unless contrary instructions are given. In the event that the nominees should become unavailable for election as directors at the time the Annual Meeting is held, shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board of Directors, unless contrary instructions are given or the Board by resolution shall have reduced the number of directors. The Board is not aware of any circumstances likely to render the nominees unavailable.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The name, age, principal occupation, other business affiliations, and certain other information concerning the nominees for election as a director of the Company are set forth below.

Richard A. Bianco, 48. Mr. Bianco was elected a director of the Company in January 1991, and has served as President and Chief Executive Officer of the Company since May 1991. On January 26, 1993, Mr. Bianco was elected Chairman of the Board of Directors of the Company. He served as Chairman, President and Chief Executive Officer of Carteret Savings Bank, FA ("Carteret"), then a subsidiary of the Company, from May 1991 to December 1992. Mr. Bianco served as Chairman and a director of Whitehill Capital, Inc. from September 1990 to June 1991. Mr. Bianco was a member of the Management, Bridge and Investment Banking Committees of Dillon, Read & Co., Inc., an investment banking firm, from 1982 to 1989. During that period he also served as head of its Capital Markets Group. If elected, his term will expire in 1999.

John B. Costello, 58. Mr. Costello spent twenty-five years in the transportation industry in which he founded and operated companies which were purchased by Ryder Systems, Inc. He served three years with Ryder as President of United States Packing and Shipping Company. He has been a private investor since 1989. Mr. Costello was elected a director of the Company in August 1993. If elected, his term will expire in 1999.


Management recommends voting FOR the election of the nominees named above.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Certain information concerning the director of the Company whose term does not expire in 1996 is set forth below.

Robert E. Long, 64. Mr. Long was elected a director of the Company in October 1995. Mr. Long currently is the President and Chief Executive Officer of Business News Network, Inc., a radio network providing business news and investment strategy programming to affiliates nationwide. He was co-founder, Chairman and Chief Executive Officer of Southern Starr Broadcasting Group, Inc., until March, 1995, when the Company was sold. Prior to his employment as Chief Executive Officer of Southern Starr Broadcasting Group, Inc., he was President of Potomac Asset Management, Inc., a registered investment company. Mr. Long is a Chartered Financial Analyst and has a J.D. degree from the George Washington School of Law. He has been a principal, officer and director of two New York Stock Exchange member firms, and has arranged financing for numerous companies during his thirty-year career, including several radio and television properties. Mr. Long serves as director of Allied Capital Advisors, Inc., Potomac Advisors, Inc., Outerseal Building Products and American Heavy Lift Shipping. His term will expire in 1997.

The Company presently has three directors.

                                STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following information is set forth with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, the Company's only class of voting securities, as of January 31, 1996.

-------------------------------------------------------------------------------

                                          NUMBER OF SHARES AND      PERCENTAGE
NAME AND ADDRESS OF                       NATURE OF BENEFICIAL        OF COMMON
BENEFICIAL OWNER                          OWNERSHIP                STOCK OWNED
-------------------------------------------------------------------------------


Richard A. Bianco                         7,851,600  (a)(b)              17.2%
Chairman, President and                             (direct)
Chief Executive Officer
AmBase Corporation
Greenwich Office Park, Bldg. 2
51 Weaver Street
Greenwich, CT  06831-5155

______________
(a) Mr. Bianco holds a stock option granted under the Company's 1985 Stock Option Plan on January 29, 1993, to acquire 1,150,000 shares of the Company's Common Stock, all of which may currently be acquired upon exercise of the stock option and, therefore, are included in the Number of Shares Beneficially Owned above.

(b) Mr. Bianco holds an additional stock option granted under the Company's 1985 Stock Option Plan on May 3, 1995 to acquire 500,000 shares of the Company's Common Stock. This option becomes exercisable in 50% increments in 1996 and 1997 on the anniversary date of the grant. These shares are not included in the Number of Shares Beneficially Owned above.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

According to information furnished by each nominee, continuing director and executive officer included in the Summary Compensation Table, the number of shares of the Company's Common Stock beneficially owned by them as of January 31, 1996 was as follows:

------------------------------------------------------------------------------

                                         NUMBER OF SHARES           PERCENTAGE
NAME OF BENEFICIAL                       AND NATURE OF               OF COMMON
OWNER                                    BENEFICIAL OWNERSHIP(A)   STOCK OWNED
-------------------------------------------------------------------------------


Richard A. Bianco...................         7,851,600  (b)(c)           17.2%
Ronald J. Burns.....................         3,510,000  (d)               7.7%
John B. Costello....................            15,000                       *
John P. Ferrara.....................            20,029  (e)                  *
Robert E. Long .....................            33,000                       *
Lester J. Mantell...................           113,208                       *
All Directors and Officers as a group,
(6 persons) including those named above     11,542,837                   25.3%
Represents less than 1% of Common Stock outstanding

(a) Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares.

(b) Mr. Bianco holds a stock option granted under the Company's 1985 Stock Option Plan on January 29, 1993, to acquire 1,150,000 shares of the Company's Common Stock, all of which may currently be acquired upon exercise of the stock option and therefore are included in the Number of Shares and Nature of Beneficial Ownership above.

(c) Mr. Bianco holds an additional stock option granted under the Company's 1985 Stock Option Plan on May 3, 1995 to acquire 500,000 shares of the Company's Common Stock. This option becomes exercisable in 50% increments in 1996 and 1997 on the anniversary date of the grant. These shares are not included in the Number of Shares and Nature of Beneficial Ownership above.

(d) Mr. Burns disclaims beneficial ownership of approximately 3,500,000 shares of AmBase stock held by other investors known to him as to which he may indirectly have the ability to influence the vote. The remaining 10,000 shares are held in his wife's IRA account. In addition, Mr. Burns is the beneficial owner of 500 shares of Augustine, a majority-owned subsidiary of the Company, representing approximately 23% of the total issued and outstanding common stock of Augustine. Mr. Burns resigned from the Board of Directors of the Company on December 28, 1995.

(e) Mr. Ferrara holds a stock option granted under the Company's 1985 Stock Option Plan on May 3, 1995 to acquire 100,000 shares of the Company's Common Stock. This option becomes exercisable in 50% increments in 1996 and 1997 on the anniversary date of the grant. These shares are not included in the Number of Shares and Nature of Beneficial Ownership above.

DISCLOSURE OF LATE FILINGS

Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") by the Company's directors, officers (as defined in the rules promulgated by the SEC under Section 16) and holders of more than 10% of the Company's equity securities. The Company is required to identify each director or officer who failed to file any required reports under Section 16 in a timely manner. Based solely upon its review of copies of Section 16 reports furnished to the Company during and with respect to the most recent fiscal year and written representations that certain reports were not required to be filed, the Company believes that there were no transactions which were not reported on a timely basis to the SEC, no late reports nor other failure to file a required form by any director or officer of the Company.



             INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

MEETINGS AND ATTENDANCE

During 1995, the Company's Board of Directors held eight meetings. All directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which they served.

COMMITTEES OF THE BOARD

The Board of Directors  currently has (i) an Accounting and Audit  Committee and
(ii) a Personnel Committee.

The Accounting and Audit Committee met five times during 1995. The Accounting and Audit Committee currently consists of Robert E. Long, Chairman and John B. Costello. Mr. Long became a member of and Chairman of the Committee on October 30, 1995, at the time of his election to the Board of Directors. Prior to that, Mr. Costello served as the Committee Chairman. Mr. Burns was a member of the Committee until his resignation as a director of the Company on December 28, 1995.

The principal functions of the Accounting and Audit Committee are to review, in conjunction with the Company's independent accountants, the accounting and auditing practices and procedures followed by the Company, its subsidiaries and their accountants, and to advise and consult with the Company's officers and make recommendations to the Board with respect to internal and external audit matters affecting the Company, including recommendation for the appointment of independent accountants of the Company.

The Personnel Committee held four meetings in 1995. The Personnel Committee currently consists of John B. Costello, Chairman and Robert E. Long. Mr. Long became a member of the Committee on October 30, 1995 at the time of his election to the Board of Directors. Mr. Costello and Mr. Long are independent directors of the Company and are not officers or employees of the Company. Mr. Burns was a member of the Committee until his resignation as a director of the Company on December 28, 1995.

The principal functions of the Personnel Committee are to consider and recommend nominees for the Board, to oversee the performance and approve the remuneration of officers and senior employees of the Company and its subsidiaries and to oversee and approve the employee benefit and retirement plans of the Company and its subsidiaries. The Personnel Committee will consider stockholder recommendations for director, accompanied by a statement of qualifications, addressed in writing to the Secretary of the Company.

The Company's By-Laws require that in the event a stockholder wishes to nominate a person for election as a director (as distinguished from a stockholder's recommendation to the Personnel Committee), advance notice must be given to the Secretary of the Company not less than 120 days in advance of the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, a proposal shall be received by the Company a reasonable time before the solicitation is made, together with the name and address of the stockholder and of the person to be nominated; a representation that the stockholder is entitled to vote at the meeting and intends to appear in person or by proxy to make the nomination; a description of arrangements or understandings between the stockholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the proxy rules of the SEC; and the consent of the nominee to serve as a director if elected.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1995, the Company's ownership percentage in Augustine increased to 66% from 54% due to Augustine's repurchase of outstanding shares. Mr. Burns, who was elected a director of the Company in January 1991, serves as President of Augustine and is the holder of approximately 23% of the issued and outstanding common stock of Augustine. On December 28, 1995, Mr. Burns resigned as a director of the Company. Augustine provides investment advisory and money management services for individual and institutional customers in Florida and other states, and currently has over $176 million in assets under management.

                            EXECUTIVE  COMPENSATION

The following table sets forth the total compensation earned by the Chief Executive Officer and each other executive officer of the Company and its subsidiaries (the "Named Executive Officers") for services rendered to the Company during the last three fiscal years:


                                             SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------
                                                                           Long-Term Compensation
                                                                       -----------------------------
                                 Annual Compensation                           Awards        Payouts
                      --------------------------------------------     --------------------  -------
                                                                       Restricted
                                                      Other Annual        Stock   Options/    LTIP       All Other
Name and Principal             Salary       Bonus     Compensation       Award(s)   SARs     Payouts   Compensation
     Position         Year       ($)        ($)(1)       ($)(2)            ($)       (#)       ($)         ($)(3)

-------------------------------------------------------------------------------------------------------------------
Richard A. Bianco -   1995    $500,000    $425,000        $8,732        ----       500,000     ----        $4,698
Chairman,President    1994    $500,000    $250,000        $9,295        ----        ----       ----        $4,698
and Chief Executive   1993(4) $500,500    $250,000        $5,644        ----     1,150,000     ----        $1,947
Officer of the
Company
-------------------------------------------------------------------------------------------------------------------
Ronald J. Burns -     1995    $151,923        ----          ----         ----         ----     ----          ----
President of          1994    $150,000        ----          ----         ----         ----     ----          ----
Augustine Asset       1993(5)     ----        ----          ----         ----         ----     ----          ----
Management, Inc.
-------------------------------------------------------------------------------------------------------------------
John P. Ferrara -     1995     $90,000     $30,000        $1,157         ----      100,000     ----        $3,081
Vice President,       1994     $90,000     $10,000        $1,182         ----         ----     ----        $3,081
Chief Financial       1993     $90,000     $10,000          $649         ----         ----     ----        $5,960
Officer, Treasurer
& Controller of the
Company(6)
-------------------------------------------------------------------------------------------------------------------
Lester J. Mantell -  1995      $64,577     $30,000       $11,053         ----         ----     ----        $4,665
Assistant Vice       1994(7)  $240,000      $5,000        $2,401         ----         ----     ----        $4,665
President-Tax of     1993(8)  $170,000     $50,000          $630         ----         ----     ----      $133,102
the Company
-------------------------------------------------------------------------------------------------------------------


(1) Amounts shown in the Bonus column for 1995 represent 1995 Bonuses paid to the named individual in January 1996, except for Mr. Mantell's bonus which was paid in 1995. Amounts shown in the bonus column for 1994 represent 1994 bonuses paid to the named individual in January 1995. Amounts shown in the bonus column for 1993 represent 1993 bonuses paid to the named individual in January 1994.

(2) Other Annual Compensation shown above includes reimbursement to designated executive officers for the income tax costs associated with their participation in the long-term disability plans and supplemental life insurance plans of the Company. The aggregate incremental cost to the Company for perquisites and other personal benefits paid to each named executive officer, other than Mr. Mantell, (including, depending upon the executive officer, supplementary insurance benefits, the use of Company provided transportation and reimbursement for tax services in 1995, 1994 and 1993 for Mr. Bianco) in each instance aggregated less than $50,000 or 10% of the total annual salary and bonus for each named executive officer and, accordingly, is omitted from the table. Included in Other Annual Compensation for Mr. Mantell in 1995 is $10,801 of payments for supplementary insurance benefits.

(3) Amounts included as All Other Compensation include (a) in 1995 the Company's contributions to the AmBase 401(k) Savings Plan, excluding employee earnings reductions: Mr. Bianco, $4,698; Mr. Ferrara, $3,081 and Mr. Mantell, $4,665; (b) in 1994 the Company's contributions to the AmBase 401(k) Savings Plan, excluding employee earnings reductions: Mr. Bianco, $4,698; Mr. Ferrara, $3,081 and Mr. Mantell, $4,665; (c) in 1993 the Company's contributions to the AmBase 401(k) Savings Plan which was effective July 1, 1993, excluding employee earnings reductions: Mr. Bianco, $1,947; Mr. Ferrara, $1,382 and Mr. Mantell, $1,819; (d) in 1993 a lump-sum payment received as full payment of benefits under the AmBase Retirement Plan in connection with the plan termination: Mr. Ferrara, $4,578 and Mr. Mantell, $131,283.


(4) Amounts shown in the salary column for Mr. Bianco in 1993 include $500 paid to him for service as a director in 1993, prior to the change in the policy for fees paid to directors effective January 26, 1993. As of January 26, 1993, directors who are also employees of the Company are no longer paid a fee for their services as a director.

(5) Ronald J. Burns, a former director of the Company, is the President of Augustine, but is not an executive officer or employee of the Company In 1993, Mr. Burns' compensation from Augustine during the period in which Augustine was a subsidiary of the Company did not exceed $100,000. Accordingly, the information relating to Mr. Burns for 1993 is omitted from the Summary Compensation Table.

(6) Mr. Ferrara was elected Vice President, Chief Financial Officer and Treasurer of the Company on December 13, 1995 having previously served as Acting Chief Financial Officer, Treasurer and Assistant Vice President and Controller.

(7) The amounts shown as compensation for Mr. Mantell in 1994 reflect salary payments made to him in his capacity as Senior Vice President-Tax from January 1994 to October 1994, and as Executive Vice President, Chief Financial Officer and Treasurer from October 1994 to December 1994. Mr. Mantell resigned all of his positions with the Company as of January 31, 1995. On April 7, 1995, Mr. Mantell was rehired by the Company as Assistant Vice President-Tax.

(8) On April 16, 1993, Mr. Mantell was hired by the Company as Senior Vice President-Tax at a salary of $240,000 per annum having previously served as an independent consultant to the Company from January 1, 1992 to April 15, 1993. Amounts shown in the salary column in 1993 include only the amounts paid to Mr. Mantell in his capacity as an officer of the Company and do not include fees paid to Mr. Mantell as an independent consultant to the Company.

STOCK OPTIONS/SAR GRANTS DURING 1995

The following table sets forth information concerning stock options granted during the year ended December 31, 1995 to the Named Executive Officers. The Company does not have any outstanding SAR's.

--------------------------------------------------------------------------------------------------------------
                                         Individual Grants
                            -----------------------------------------------
                            Number of    Percent
                            Securities   of Total                                Potential realizable value at
                            Underlying   Options/                                assumed annual rates of stock
                             Options/      SARs      Exercise                    price appreciation for option
                               SARs     granted to       or                                 term(7)
                              granted   employees    base price  Expiration      -----------------------------
           Name                 (#)      in year     ($/share)       date           5%                   10%

--------------------------------------------------------------------------------------------------------------

Richard A. Bianco(1)(2)(3)    500,000       80%      $0.23 (5)     5/3/2000      $31,800               $70,200
--------------------------------------------------------------------------------------------------------------


John P. Ferrara(1)(2)(4)      100,000       16%      $0.21 (6)     5/3/2005      $13,220               $33,470
--------------------------------------------------------------------------------------------------------------

(1)These stock options were granted on May 3, 1995 under the Company's 1985 Stock Option Plan. As of May 22, 1995, no additional options can be granted under the 1985 Stock Option Plan.

(2)These options qualified as incentive stock option under Section 422 of the Internal Revenue Code. There are no Federal tax consequences either to the optionee or to the Company upon the grant of an incentive stock option or a non-qualified stock option. On the exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction, although such exercise may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). If the shares are disposed of after the foregoing holding requirements are met, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss. On exercise of a non-qualified stock option, the excess of the fair market value, of the shares acquired over the option price on the date of exercise, will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

(3)Mr. Bianco's option has a five-year term from the date of grant and becomes exercisable as to 50% of the shares covered thereby on each anniversary of the date of grant until such option is fully exercisable.

(4)Mr. Ferrara's option has a ten-year term from the date of grant and becomes exercisable as to 50% of the shares covered thereby on each anniversary of the date of grant until such option is fully exercisable.

(5)Mr. Bianco's option grant was made at 110% of the average of the high bid and low asked trading price of the Company's Common Stock on the date of the grant.

(6)Mr. Ferrara's option grant was made at the average high bid and low asked trading price of the Company's Common Stock on the date of the grant.

(7)Amounts reported in this column represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of the option term assuming the specified compounded rates of appreciation of the Company's Common Stock over the option term. These numbers are calculated for illustrative purposes only, based on rules promulgated by the SEC, and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.


AGGREGATE OPTION/SAR VALUES AS OF DECEMBER 31, 1995

None of the Named Executive Officers exercised a stock option of the Company during 1995. The Company does not have any outstanding SARs. The following table sets forth information concerning fiscal year-end value of unexercised options held by the Named Executive Officers on December 31, 1995 as follows:


--------------------------------------------------------------------------------------------------------------------------
                                                                  Number of Securities
                                                                       Underlying                  Value of Unexercised
                                                                      Unexercised                      In-the-Money
                        Number of                                   Options/SARs at                  Options/SARs at
                     Shares Acquired                               December 31, 1995                December 31, 1995
                     upon Exercise of       Value Realized    ----------------------------    ----------------------------
      Name               Option             upon Exercise     Exercisable    Unexercisable    Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------------


Richard A. Bianco           -                       -          1,150,000         500,000        $419,750         $122,500
--------------------------------------------------------------------------------------------------------------------------


John P. Ferrara             -                       -                  -         100,000               -          $26,500
--------------------------------------------------------------------------------------------------------------------------


No awards under any long-term incentive plan were made to the Named Executive Officers in 1995, and none of the stock options previously awarded to any of the Named Executive Officers were repriced during 1995.

AMBASE 401(K) SAVINGS PLAN AND RETIREMENT BENEFITS

Effective July 1, 1993, the Board of Directors approved the adoption of the AmBase 401(k) Savings Plan (the "Savings Plan"), which is a "Section 401(k) Plan" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Substantially all employees of the Company meeting minimum age and period of service requirements are eligible to participate in the Savings Plan. Under the Savings Plan, employees may enter into a salary reduction agreement for a percentage of their annual earnings (as defined in the Savings Plan). The amount by which the employee's salary is reduced is considered a contribution by the employer to the Plan. The employer also matches a designated percentage of employees' salary reductions. The percentage match may vary from year to year at the discretion of the Company. The employer match is currently 100% of the first 3% of the employee's salary eligible for deferral contributed on a pre-tax basis. All contributions are subject to maximum limitations contained in the Code. Participants are permitted to invest their salary reduction contributions in a money market fund, an income fund and a growth fund. The Company's matching contributions are invested in the same manner as the salary reduction contributions. The Savings Plan provides that a participating employee (or his or her beneficiary upon death) will be entitled to receive distribution of his or her vested interest in the Savings Plan upon retirement, death or other termination of employment.

RETIREMENT BENEFITS

One current executive officer and certain former officers of the Company are participants in the Supplemental Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan under which benefit payments to participants are based on a varying percentage (historically ranging from 2.5% to 4%, determined on an individual basis by the Personnel Committee) of the participant's average base salary and bonus (averaged over the three years of credited service that will produce the highest average) multiplied by the number of years of the participant's credited service, up to 20 years, plus 1% of his or her average base salary and bonus multiplied by his or her years of credited service from 20 to 25 years, plus 0.5% of his or her average base salary and bonus multiplied by his or her years of credited service in excess of 25 years, and reduced by any amounts which were paid to the participant from the AmBase Retirement Plan, which was terminated as of November 1, 1993, and any other plan designated pursuant to an employment agreement with the participant. Benefits vest after ten years of service although the Personnel Committee may waive or reduce the ten-year service requirement for individual participants. Upon the election of a vested participant whose employment has terminated after ten years of service or after a Change in Control of the Company, the actuarial equivalent of benefits will be paid in a lump-sum. The Personnel Committee, in its discretion, may waive or reduce the ten-year service requirement for lump-sum payments. Mr. Bianco is the only current active executive officer of the Company who participates in the Supplemental Plan.

The following table presents, for representative periods of credited service, estimated annual benefits payable upon retirement at the normal retirement age of 60 (under the Supplemental Plan) to hypothetical vested participants in the Supplemental Plan, in the form of a ten-year certain and life annuity. For purposes of the Supplemental Plan, accrual has been assumed at the rate of 4% per year.

                                   YEARS OF CREDITED SERVICE
ASSUMED FINAL     -------------------------------------------------------------
AVERAGE EARNINGS   15            20            25           30           35
-------------------------------------------------------------------------------


$ 125,000     $  75,000      $100,000      $106,250     $109,375      $112,500
  150,000        90,000       120,000       127,500      131,250       135,000
  175,000       105,000       140,000       148,750      153,125       157,500
  200,000       120,000       160,000       170,000      175,000       180,000
  225,000       135,000       180,000       191,250      196,875       202,500
  250,000       150,000       200,000       212,500      218,750       225,000
  300,000       180,000       240,000       255,000      262,500       270,000
  400,000       240,000       320,000       340,000      350,000       360,000
  450,000       270,000       360,000       382,500      393,750       405,000
  500,000       300,000       400,000       425,000      437,500       450,000
  600,000       360,000       480,000       510,000      525,000       540,000
  700,000       420,000       560,000       595,000      612,500       630,000
  800,000       480,000       640,000       680,000      700,000       720,000
  900,000       540,000       720,000       765,000      787,500       810,000
1,000,000       600,000       800,000       850,000      875,000       900,000

Years of credited service as of March 1, 1996, for the purposes of computing accrued benefits are: Mr. Bianco, 4.83 years. Mr. Bianco had no vested service in the AmBase Retirement Plan and received no payments in connection with the termination of the AmBase Retirement Plan. No other employee of the Company has credited service under the Supplemental Plan.

                           COMPENSATION OF DIRECTORS

The annual fee to be paid to outside Directors of the Company is $7,500 for all directors who are not employees of or consultants to the Company. The annual fees are payable in December, provided that a director who is not an employee of or consultant to the Company attends at least 75% of all meetings during the calendar year. In December 1995, Mr. Costello received $7,500 for his service on the Board during 1995 and Mr. Long received $1,500 for his service on the Board beginning in October 1995. If a director performs additional services for the Board or for any Committee at the request of the Chairman of the Board or the Chairman of any Committee, he may be compensated for such services.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Personnel Committee (the "Committee") of the Board of Directors is the committee whose functions are equivalent to those of a compensation committee. The Committee members during 1995 were John B. Costello, Chairman, Ronald J. Burns and Robert E. Long, (from October 1995 when he was elected to the Board of Directors). Mr. Costello and Mr. Long are independent directors of the Company and are not officers or employees of the Company. Mr. Burns is the President of Augustine, 66% of whose common stock is owned by the Company. Mr. Burns holds approximately 23% of the common stock of such corporation, but is not an employee or executive officer of the Company. Mr. Burns resigned from the Board of Directors on December 28, 1995.

                             EMPLOYMENT CONTRACTS

An employment agreement is in effect between Mr. Bianco and the Company which originally provided for him to serve as President and Chief Executive Officer of the Company at an annual base salary of not less than $275,000 for a three-year period ending May 31, 1994, or for such shorter period as may be mutually agreed upon by the Company and Mr. Bianco. In addition, from May 1991 through December 1992, Mr. Bianco was paid at an annual base salary of $300,000 as Chairman, President and Chief Executive Officer of Carteret. The employment agreement also provides for additional benefits, including his participation in various employee benefit plans, annual bonus eligibility, certain long-term disability benefits and the accrual of benefits under the Company's Supplemental Retirement Plan at 4% of his average base salary and bonus, and 100% vesting in his accrued benefits. On December 30, 1992, the Board extended Mr. Bianco's contract for three additional years to May 31, 1997 and amended his base salary to $500,000 per annum effective January 1, 1993, the date of his resignation from Carteret Federal Savings, the successor in interest to Carteret.

             PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee is responsible for fixing compensation and other employee benefits for executive officers of the Company. The Committee's executive compensation philosophy is to provide competitive levels of compensation to its executive officers through a combination of base salary, incentive awards and equity in the Company. It is designed to reward above average corporate performance, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Committee believes fairly reflect the challenges confronted by management.

OVERVIEW AND PHILOSOPHY

The Committee believes that the objectives of executive compensation are to attract, motivate and retain the highest quality executives, align the interests of these executives with those of the Company's stockholders by encouraging stock ownership by executive officers to promote a proprietary interest in the Company's success and to provide incentives to achieve the Company's goals. In furtherance of these objectives, the Company's executive compensation policies are designed to focus the executive officers on the Company's goals. The Committee determines salary, bonuses and equity incentives based upon the performance of the individual executive officer and of the Company.

EMPLOYEE, EXECUTIVE OFFICER AND CHIEF EXECUTIVE OFFICER COMPENSATION

Base salaries for management employees are determined initially by evaluating the responsibilities of the position, the experience of the individual and the competition in the marketplace for management talent, including companies confronting problems of the magnitude and complexity faced by the Company. Annual salary adjustments are determined by evaluating a number of factors. The most important factor is the performance of the executive, followed by the performance of the Company, any increased responsibilities assumed by the executive and the competition in the marketplace for similarly experienced executives. Salary adjustments are determined and normally made at twelve month intervals. Mr. Bianco, the Chief Executive Officer, did not receive a salary adjustment for 1995.

In January 1996, the Committee approved cash bonuses for officers and employees for 1995. Factors considered included performance of the executive, performance of the Company, total compensation level, the Company's financial position and other pertinent factors. This analysis is necessarily a subjective process which utilizes no specific weighting or formula with respect to the described factors in determining cash bonuses. Mr. Bianco was paid a bonus of $425,000 in recognition of his diligent efforts in negotiating the settlement of certain significant litigation against the Company at costs substantially lower than previously anticipated, his role in greatly reducing the costs associated with defending pending litigation, in implementing cost cutting measures generally (including reduction of professional fees), and in pursuing several potential acquisitions.

The Company believes that its compensation programs, carefully mixing equity and cash incentives, will focus the efforts of the Company's executive officers on long-term growth for the benefit of the Company and its stockholders.




Personnel Committee:   John B. Costello (Chairman)
                       Ronald J. Burns
                       Robert E. Long

                            STOCK PERFORMANCE GRAPH

The following graph compares the price performance of the Company's Common Stock for the past five years with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the Standard & Poor's Financial Index. The Standard & Poor's Financial Index was selected because it includes companies similar in nature to the Company through most of the five year period. It should be noted that no current member of the Board of Directors or management has been with the Company throughout the entire five year period, and that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.


       [THE TABLE BELOW WAS REPRESENTED IN THE PRINTED BOOK AS A GRAPH]

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
         AMBASE CORPORATION, S&P 500 COMPOSITE AND S&P FINANCIAL INDEX


                       (Fiscal Years Ending December 31)
                                 (In Dollars)


DATE            AMBASE CORPORATION     S&P COMPOSITE     S&P FINANANCIAL INDEX
----            ------------------     -------------     ---------------------
Dec. 31, 1990         $ 100.00           $ 100.00               $ 100.00
Dec. 31, 1991           120.19             130.47                 150.74
Dec. 31, 1992            30.13             140.41                 185.97
Dec. 31, 1993            90.08             154.56                 206.61
Dec. 31, 1994            67.64             156.60                 199.31
Dec. 31, 1995           152.91             215.45                 306.98

                 PROPOSAL NO. 2 - APPOINTMENT OF ACCOUNTANTS

Based on the recommendation of the Accounting and Audit Committee, the Board of Directors is proposing that the stockholders approve the appointment of Price Waterhouse LLP as the independent accountants of the Company for the year ending December 31, 1996. The Company has been advised by Price Waterhouse LLP that neither that firm nor any of its partners had any direct financial interest or any material indirect financial interest in the Company, or any of its subsidiaries, except as independent certified public accountants. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from the stockholders.

Management recommends a vote FOR approval of the appointment of Price Waterhouse LLP.


                            ADDITIONAL INFORMATION

In February 1996, the Board of Directors of the Company approved an amendment to the Company's Stockholder Rights Plan (the "Plan") extending the expiration of the rights to February 10, 2001 from February 10, 1996. The Plan was adopted by the Company's Board of Directors on January 29, 1986 under which the Board declared a dividend distribution of one right for each outstanding share of the Common Stock of the Company. The rights, which entitle the holder to purchase from the Company a common share at a price of $75.00, are not exercisable until either a person or group of affiliated persons acquires 25% or more of the Company's outstanding common shares or upon the commencement or disclosure of an intention to commence a tender offer or exchange offer for 20% or more of the common shares. In the event the rights become exercisable and, thereafter, the Company is acquired in a merger or other business combination, or in certain other circumstances, each right will entitle the holder to purchase from the surviving corporation, for the exercise price, Common Stock having a market value of twice the exercise price of the right. The rights are subject to adjustment to prevent dilution. The Company knows of no potential acquirer of the Company. For further information regarding the Plan, see the Company's Annual Report on Form 10-K.

The Annual Report of the Company on Form 10-K, covering the fiscal year ended December 31, 1995, is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting.

Stockholders not receiving a copy of the Annual Report on Form 10-K may obtain one by contacting: American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005, Attention: Stockholder Services, (800) 937-5449 or (718) 921-8200.

Any stockholder who wishes to submit a proposal for action to be included in the Proxy Statement for the Company's 1997 Annual Meeting of Stockholders must submit such proposal so that it is received by the Secretary of the Company by December 1, 1996.

The accompanying proxy is solicited by and on behalf of the Company's Board of Directors. The cost of such solicitation will be borne by the Company. In addition to solicitation by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone or telegraph. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred in connection therewith. The Company has engaged American Stock Transfer & Trust Company to assist in the tabulation of proxies.

If any matter not described in this Proxy Statement should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by that proxy in accordance with their best judgment unless a stockholder, by striking out the appropriate provision of the proxy, chooses to withhold authority to vote on such matters.


As of the date this Proxy Statement was printed, the directors knew of no other matters to be brought before the meeting.

All other stockholder inquiries, including requests for the following: (i) change of address; (ii) replacement of lost stock certificates; (iii) Common Stock name registration changes; (iv) Quarterly Reports on Form 10-Q; (v) Annual Reports on Form 10-K; (vi) proxy material; and (vii) information regarding stockholdings, should be directed to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, Attention: Stockholder Services, (800) 937-5449 or (718) 921-8200.

                               AMBASE CORPORATION
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
           TO BE HELD ON FRIDAY, MAY 17, 1996 This Proxy is Solicited
                       on Behalf of the Board of Directors

The undersigned revoking all prior proxies, hereby appoints Richard A. Bianco and John P. Ferrara and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse, all shares of Common Stock of AmBase Corporation (the "Company"), held or owned by the undersigned, at the Annual Meeting of Stockholders of the Company, to be held on Friday, May 17, 1996 at 9:00 a.m. Eastern Daylight Time, at the Cole Auditorium, Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, and at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, and in their discretion upon such other business as may properly come before the meeting or any adjourment(s) or postponement(s) thereof.

This proxy is given with authority to vote FOR Proposals (1) and (2), unless a contrary choice is specified.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

/X/ Please mark your vote as in this example.


Proposal (1) Election of Directors     NOMINEE:   Richard A. Bianco
                                                  John B. Costello

                        FOR ALL / / WITHHOLD FOR ALL / /

For except vote withheld for the following nominees (Write the name of the nominee in the space below):

          -------------------------------------------------------------


Proposal (2) Approval of appointment of Price Waterhouse LLP as Independent Accountants for the calendar year 1996.

                         FOR / / AGAINST / / ABSTAIN / /

THE PROXY WILL BE USED IN CONNECTION WITH THE PROPOSALS ABOVE AS SPECIFIED BY YOU. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE USED IN ACCORDANCE WITH THE DIRECTORS RECOMMENDATIONS, FOR ALL PROPOSALS.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE.


SIGNATURE ---------------------------  DATE ---------

SIGNATURE ---------------------------  DATE----------
                 IF HELD JOINTLY

NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.
                                     -17-